UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

SoundBite Communications, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on May 22, 2013

Dear Stockholder:

You are cordially invited to attend our annual meeting of stockholders that is being held as follows:

Date	Wednesday, May 22, 2013
Time	9:00 a.m., Eastern daylight saving time
Location	SoundBite Communications, Inc. 22 Crosby Drive, Bedford, Massachusetts

At the annual meeting, we will ask you and our other stockholders to vote on four proposals:

Proposal No. 1	Election of two Class III directors nominated by the board of directors to hold office until the 2016 Annual Meeting of Stockholders.
Proposal No. 2	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2013.
Proposal No. 3	Approval, on an advisory basis, of the compensation of our named executive officers as identified in the Proxy Statement for the annual meeting (so-called “say on pay”).
Proposal No. 4	Approval, on an advisory basis, of how often we should submit future advisory votes on executive compensation to stockholders. For the reasons set forth in the Proxy Statement, the board recommends a vote for “1 year” for the frequency of say-on-pay voting.

Stockholders also will be asked to consider any other business properly presented at the annual meeting.

Only stockholders of record at the close of business on March 28, 2013 are entitled to vote at the annual meeting. A complete list of those stockholders will be open to the examination of any stockholder at our principal executive offices at 22 Crosby Drive, Bedford, Massachusetts, during ordinary business hours, for a period of ten days prior to the annual meeting as well as on the day of the annual meeting. The annual meeting may be adjourned from time to time without notice other than by announcement at the annual meeting.

The proxy statement for the annual meeting, a related proxy card and admission ticket, and a copy of our 2012 Annual Report are being mailed with this Notice.

Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. We have enclosed for your convenience a return envelope, which is postage prepaid if mailed in the United States. Even if you vote by proxy, you may still vote in person if you attend the meeting. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from the record holder.

By Order of the Board of Directors,

Robert C. Leahy Secretary

Bedford, Massachusetts

April 8, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR OUR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2013 AT 22 CROSBY DRIVE, BEDFORD, MASSACHUSETTS:
The proxy statement for the meeting is available at http://www.edocumentview.com/SDBT, and our 2012 Annual Report is available at http://ir.soundbite.com/annuals.cfm.

PROXY STATEMENT

FOR

2013 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card and admission ticket because the board of directors of SoundBite Communications, Inc. is soliciting your proxy to vote at the 2013 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. You do not, however, need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.

We intend to mail these proxy materials on or about April 8, 2013 to all stockholders of record entitled to vote at the annual meeting.

How do I attend the annual meeting?

The meeting will be held on Wednesday, May 22, 2013, at 9:00 a.m., Eastern daylight saving time, at our principal executive offices at 22 Crosby Drive, Bedford, Massachusetts. Directions to the annual meeting are included with the proxy card and can be found at www.soundbite.com/about-us/contact-us#. Information on how to vote in person at the annual meeting is discussed below. In order to attend the meeting, you should present the enclosed admission ticket.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 28, 2013 will be entitled to vote at the annual meeting. On this record date, there were 16,507,039 shares of common stock outstanding and entitled to vote.

Stockholder of Record — Shares Registered in Your Name: If on March 28, 2013 your shares were registered directly in your name with our transfer agent, Computershare Inc., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card, or vote by proxy over the telephone or on the internet as instructed below, to ensure your vote is counted.

Beneficial Owner — Shares Registered in the Name of a Broker or Bank: If on March 28, 2013 your shares were not registered in your name, but instead are held in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. Since you are not the stockholder of record, however, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•	election of two directors nominated by the board of directors to hold office until the 2016 Annual Meeting of Stockholders;

•	ratification of the selection, by the audit committee of the board of directors, of Deloitte & Touche LLP as our independent registered public accounting firm for 2013;

•	approval of, on an advisory basis, the compensation of our named executive officers as identified in the Proxy Statement for the annual meeting; and

•	approval of, on an advisory basis, how often we should submit future advisory votes on executive compensation to stockholders.

What if another matter is properly brought before the meeting?

The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy card to vote on those matters in accordance with their best judgment.

How do I vote?

With respect to Proposal No. 1, you may vote “For” all of the nominees to the board of directors or you may “Withhold” your vote for one or more of the nominees. With respect to Proposal No. 2, you may vote “For” or “Against” the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2013, or you may abstain from voting. With respect to Proposal No. 3, you may vote “For” or “Against” the approval of, on an advisory basis, the compensation of our named executive officers as identified in the Proxy Statement for the annual meeting. With respect to Proposal No. 4, you may vote “1 Year,” “2 Year” and “3 Year” for the approval of, on an advisory basis, how often we should submit future advisory votes on executive compensation to stockholders.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. Please be aware, however, that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

Stockholder of Record — Shares Registered in Your Name: If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy through the internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, bring your admission ticket to the annual meeting and we will give you a ballot when you arrive.

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To vote by proxy, complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

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To vote over the telephone from a location in the United States, Canada or Puerto Rico, dial toll-free 1-800-652-VOTE (8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 1:00 a.m., Eastern daylight saving time, on May 22, 2013 to be counted.

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To vote through the internet, go to www.envisionreports.com/SDBT to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 1:00 a.m., Eastern daylight saving time, on May 22, 2013 to be counted.

Beneficial Owner — Shares Registered in the Name of a Broker or Bank: If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy and admission ticket from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of March 28, 2013.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of each of the two nominees for director, “For” ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2013, “For” the approval of, on an advisory basis, the compensation of our named executive officers as identified in the Proxy Statement for the annual meeting and “1 Year” for the approval of, on an advisory basis, how often we should submit future advisory votes on executive compensation to stockholders. If any other matter is properly presented at the meeting, your proxyholder will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to Robert Leahy, our Secretary, at 22 Crosby Drive, Bedford, Massachusetts.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your latest proxy card or telephone or internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count:

•	“For” and “Withhold” votes with respect to Proposal No. 1;

•	“For” and “Against” votes with respect to Proposal No. 2 and Proposal No. 3;

•	“1 Year,” “2 Year” and “3 Year” with respect to Proposal No. 4; and

•	Abstentions and broker non-votes.

Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders other than the election of directors. Thus, except for Proposal No. 4, an abstention from voting on a matter has the same legal effect as a vote “Against” that matter. For Proposal No. 4, abstentions have no effect and will not be counted towards the vote total. Broker non-votes and directions to withhold are counted as present, but are not entitled to vote on proposals for which brokers do not have discretionary authority and have no effect other than to reduce the number of affirmative votes needed to approve a proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. “Non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of stockholders, such as mergers and stockholder proposals and director elections, even if those matters are not contested. Proposal No. 1 and Proposal No. 2 are considered to be “routine.”

The approval, on an advisory basis, of the compensation of our named executive officers (Proposal No. 3) and the indication, on an advisory basis, of how often we should submit future advisory votes on executive compensation to stockholders (Proposal No. 4) are matters considered “non-routine” under applicable rules. A broker or other nominee cannot vote without instructions on “non-routine” matters, and therefore there may be broker non-votes on Proposal No. 3 and Proposal No. 4.

In the event that a broker, bank, custodian, nominee or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

How many votes are needed to approve each proposal?

To be approved, Proposal No. 1, which relates to the election of directors, the two nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

To be approved, Proposal No. 2, which relates to the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2013, must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

To be approved, Proposal No. 3, which relates to the approval, on an advisory basis, of the compensation of our named executive officers, must receive “For” votes from the holders of a majority of the shares that are present in person or represented by proxy and entitled to vote at the meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

To be approved, Proposal No. 4, which relates to the approval, on an advisory basis, of how often we should submit future advisory votes on executive compensation to stockholders, provides a choice among three frequency periods. The frequency period (every one, two or three years) that receives the most votes will be deemed to be the recommendation of the stockholders. As a result, any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the outcome of this proposal, except to the extent that the failure to vote for a particular frequency period may result in another frequency period receiving a larger proportion of the votes cast.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be filed on a current report on Form 8-K on or before May 28, 2013.

What proxy materials are available on the internet?

The notice and proxy statement are available at http://www.edocumentview.com/SDBT.

A copy of our 2012 Annual Report (including a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC) is being furnished with this proxy statement. A stockholder may submit a written request for an additional copy of the 2012 Annual Report to SoundBite Communications, Inc., 22 Crosby Drive, Bedford, Massachusetts 01730, Attention: Secretary or may contact our Secretary at (781) 897-2500.

PROPOSALS

Proposal No. 1. Election of Class III Directors

The first proposal on the agenda for the annual meeting is the election of William Geary and Jill Smith as Class III directors, each of whom would serve a three-year term beginning at the annual meeting and ending at our 2016 Annual Meeting of Stockholders.

The board of directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. The board of directors currently has seven members. The three director classes currently are as follows:

•	The Class I directors are Justin Perreault and Eileen Rudden, and their terms will expire at our 2014 Annual Meeting of Stockholders.

•	The Class II directors are Vernon Lobo, James Milton and Rodger Weismann, and their terms are expiring at our 2015 Annual Meeting of Stockholders.

•	The Class III directors are William Geary and Jill Smith, and their terms will expire at our 2013 Annual Meeting of Stockholders.

Vacancies on the board may be filled only by persons elected by a majority of the remaining directors. A director elected by the board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The nominees for election as Class III directors at the annual meeting, William Geary and Jill Smith, are currently Class III directors previously elected by the stockholders. In 2012, the board, based upon the recommendation of its nominating and corporate governance committee and pursuant to our by-laws, nominated and elected William Geary to serve as a Class III director to fill the seat being vacated by Mr. Goldstein.

If elected at the annual meeting, each of Mr. Geary and Ms. Smith would serve until the 2016 Annual Meeting of Stockholders and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. In the event that any of the nominees is unable or unwilling to serve, proxies will be voted for such substitute nominee or nominees as the board may determine. We are not aware of any reason that any of the nominees will be unable or unwilling to serve as a director.

The nominating and corporate governance committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and management experience necessary to oversee and direct our business. To that end, the nominating and corporate governance committee has evaluated the board’s current members in the broader context of the board’s overall composition. The nominating and corporate governance committee maintains a goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the nominating and corporate governance committee views as critical to the effective functioning of the board.

None of the director nominees is related by blood, marriage or adoption to any of our other directors, director nominees or executive officers. None of the director nominees is party to an arrangement or understanding with any person pursuant to which the nominee is to be selected or nominated for election as a director.

At the annual meeting, stockholders will be asked to consider the election of Ms. Smith and Mr. Geary as Class III directors. The following table contains biographical information, as of March 1, 2013, together with information about the specific and particular experience, qualifications, attributes or skills of each director nominee that led the nominating and corporate governance committee to believe that the nominee should serve on the board.

William A. Geary

Mr. Geary has served as one of our directors since October 2012. Mr. Geary has been a General Partner of North Bridge Venture Partners, a venture capital firm that he joined in 1994. He is 54 years old.

Mr. Geary has more than two decades of experience with venture capital firms, providing the board with extensive knowledge in building companies into mature, profitable enterprises. His contributions to the board also include insights gained from having served on the board of directors to numerous public and private technology companies. Prior to becoming a venture capitalist, Mr. Geary, among other things, served as Chief Financial Officer of MathSoft, an applications software start-up company that subsequently went public and was later acquired, providing him with significant operational and financial knowledge.

Jill D. Smith

Ms. Smith has served as one of our directors since August 2012. She chairs the nominating and corporate governance committee. Ms. Smith served as Chairman of the Board of Directors and the President and Chief Executive Officer of DigitalGlobe, Inc., an NYSE-listed provider of satellite information products and services to commercial and government customers globally, from 2005 to April 2011. Prior to joining DigitalGlobe, Ms. Smith served as, among other positions, President and Chief Executive Officer of eDial Inc., a provider of conferencing and collaboration solutions, from 2001 to 2005 and Chief Operating Officer of Micron Electronics, Inc., a NASDAQ-listed direct PC manufacturer and marketer, from 1998 to 2000. Ms. Smith is a director of ENDO Health Solutions Inc., a NASDAQ-listed diversified healthcare company. She is 54 years old.

Ms. Smith was identified to serve as one of our directors due to her prior executive operating and strategic experience as a senior executive at several information and technology companies, including DigitalGlobe. Ms. Smith has been an international business leader for more than 25 years, including 16 years as the chief executive officer of public and private companies in the technology and information services markets. She offers experience in strategic and financial discipline combined with recognized executive leadership. Her distinctive expertise in global expansion and business transformation assists the board in developing strategies and deploying resources to exploit market opportunities.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If any of the nominees becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by the board. Each director nominee has agreed to serve if elected. Our management has no reason to believe that any of the nominees will be unable to serve.

The board recommends that you vote FOR the election of each named nominee.

Proposal No. 2. Ratification of Selection of Independent Registered Public Accounting Firm

The audit committee of the board of directors has selected the firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2013 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the annual meeting. Deloitte & Touche has audited our financial statements for each year since 2000. Representatives of Deloitte & Touche are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

We are not required by statute or our by-laws or other governing documents to obtain stockholder ratification of the selection of Deloitte & Touche as our independent registered public accounting firm. The audit committee has submitted the selection of Deloitte & Touche to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of our company and stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Deloitte & Touche. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved.

The board recommends that you vote FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2013.

Proposal No. 3. Advisory Vote on Executive Compensation

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, stockholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

The compensation of our named executive officers is disclosed in the section entitled “Executive Compensation” below, including the tabular and narrative disclosures set forth in such section under the heading “Executive Compensation Tables”. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our stockholders’ interests. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead our company successfully in a competitive environment.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:

Resolved:	That the stockholders approve the compensation of the “named executive officers” of SoundBite Communications, Inc., as disclosed in the section entitled “Executive Compensation” in the Proxy Statement for the SoundBite Communications, Inc. 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

Because the vote is advisory, it will not be binding on us or the board of directors. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to us and, accordingly, the board and its compensation committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

The board recommends that you vote FOR Proposal No. 3.

Proposal No. 4. Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation

The Dodd-Frank Act also enables our stockholders to indicate their preference regarding how frequently we should solicit a non-binding advisory vote on the compensation of our named executive officers as disclosed in the “Executive Compensation” section, the compensation tables, and the related narrative disclosure. Accordingly, we are asking stockholders to indicate whether they would prefer an advisory vote once every one, two or three years.

After considering the benefits and consequences of each option for the frequency of submitting the advisory vote on the compensation of our named executive officers to stockholders, the board of directors recommends submitting the advisory vote on the compensation of our named executive officers to our stockholders every year.

The board believes that an annual advisory vote makes sense for us because it is important to us to receive feedback from stockholders on executive compensation philosophy, policies and procedures, and an advisory vote on named executive officer compensation every year will be a meaningful and effective way to gather feedback from our stockholders on these matters.

While we believe our recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove our recommendation, but are instead asked to provide an advisory vote on whether the non-binding advisory vote on the approval of our executive officer compensation practices should be held every one, two or three years. Alternatively, stockholders may abstain from casting a vote.

The board and its compensation committee value the opinions of our stockholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, we will consider our stockholders’ concerns and the board will evaluate any appropriate next steps. However, because this vote is advisory and therefore not binding on the board or us, the board may decide that it is in the best interests of our stockholders that we hold an advisory vote on executive compensation more or less frequently than the option preferred by our stockholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of the board.

The board of directors recommends that you vote for “1 YEAR” for the frequency of future advisory votes on executive compensation.

Other Matters

The board of directors is not aware of any matter to be presented for action at the annual meeting other than the two proposals described above. The board does not intend to bring any other matters before the annual meeting.

Stockholder Proposals for 2014 Annual Meeting

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at the 2014 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Securities Exchange Act must be received by our Secretary at our principal executive offices at 22 Crosby Drive, Bedford, Massachusetts 01730, by no later than December 9, 2013.

Under our by-laws, stockholders who intend to present a proposal at the 2014 Annual Meeting without inclusion of the proposal in our proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act or who wish to nominate one or more individuals for election to the board of directors at the 2014 Annual Meeting generally will be required to provide us with advance notice of their proposal between January 22, 2014 and February 21, 2014. If, however, the 2014 Annual Meeting is scheduled to be held on a date before May 2, 2014 or after July 21, 2014, then the written notice must be received by us by the later of (a) the ninetieth day prior to the 2014 Annual Meeting and (b) the tenth day following the day on which notice of the date of the 2014 Annual Meeting was mailed or public disclosure of the date of the 2014 Annual Meeting was made, but in any event not more than 120 days before the date of the 2014 Annual Meeting.

EXECUTIVE OFFICERS

The following table contains biographical information, as of March 1, 2013, of each of our executive officers:

James A. Milton President and Chief Executive Officer	Mr. Milton began serving as our President and Chief Executive Officer and one of our directors in May 2009. Mr. Milton served as President and Chief Operating Officer of Intervoice, Inc., a provider of software-based interactive voice response, contact center and mobile messaging solutions, from March 2008 to September 2008, when Intervoice was acquired by Convergys Corporation. Following the acquisition of Intervoice, he served as Senior Vice President — Sales, Marketing and Professional Services of Convergys, a provider of relationship management solutions, from September 2008 to March 2009. From 2006 to February 2008, he served as Executive Vice President and Chief Operating Officer of Intervoice. He served as a director of Intervoice from June 2008 to September 2008. He is 52 years old.

Robert C. Leahy Chief Operating Officer and Chief Financial Officer	Mr. Leahy has served as Chief Operating Officer since September 2006 and as Chief Financial Officer since February 2007. From 1987 to 2005, Mr. Leahy served as Vice President Finance and Operations and Chief Financial Officer of Brooktrout, Inc., a NASDAQ-listed developer of software and hardware platforms that was acquired by EAS Group, Inc. in 2005. He is 60 years old.

Mark D. Friedman Executive Vice President and General Manager, Mobile Services Business Unit, and Chief Marketing and Business Development Officer	Mr. Friedman has served as Executive Vice President and General Manager, Mobile Services Business Unit, and Chief Marketing and Business Development Officer since July 2011 and Chief Marketing and Business Development Officer from December 2007 to July 2011. He served in various capacities at Peppercoin, Inc., a developer of secure micropayments solutions, from 2005 until its acquisition by Chockstone, Inc. in 2007. His positions at Peppercoin included President and Chief Executive Officer and Vice President, Sales and Market Development. From 2002 to 2007, Mr. Friedman also served as President of GTM Consulting, Inc., a marketing consulting firm that he founded. He is 50 years old.

Timothy R. Segall Chief Technology Officer	Mr. Segall has served as Chief Technology Officer since January 2002. From June 2000 to December 2006, Mr. Segall served as our Vice President, Engineering. He is 53 years old.

There are no family relationships among any of the directors or executive officers. None of the executive officers is related by blood, marriage or adoption to any of our other directors, director nominees or executive officers.

EXECUTIVE COMPENSATION

Executive Compensation Tables

Summary Compensation Table

The following table sets forth information regarding compensation earned by our named executive officers, who consist of our principal executive officer and two other most highly compensated executive officers in 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
James A. Milton	2012	$340,000	—		$90,340	$55,080	$36,000	(3)	$521,420
President and	2011	330,000	—		—	—	36,000	(3)	366,000
Chief Executive Officer

Mark D. Friedman	2012	257,500	$25,000	(4)	63,238	59,341			405,079
Executive Vice President and	2011	250,000	20,000	(5)	66,595	48,162	—		384,757
General Manager, Mobile Services Business Unit, and Chief Marketing and Business Development Officer

Robert C. Leahy	2012	265,500	25,000	(4)	90,340	39,780	—		420,620
Chief Operating Officer	2011	257,500	20,000	(5)	66,595	—	—		344,095
and Chief Financial Officer

(1)	These amounts have been calculated in accordance with FASB Accounting Standards Codification Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of the assumptions relating to our valuations of these stock awards (restricted stock units) and stock options, please see notes 2 and 7 to the financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on March 4, 2013. These amounts reflect our accounting expense for these stock awards and stock options and do not correspond to the actual value that may be recognized by the named executive officers.

(2)	Amounts shown consist of awards based on performance under our 2011 and 2012 Management Cash Compensation Plans. For additional information, see “— 2012 Management Cash Compensation Plan.” Mr. Friedman’s amounts include payments made for the mobile services business unit revenue component of $48,162 pursuant to the 2011 Management Cash Compensation Plan and $49,891 pursuant to the 2012 Management Cash Compensation Plan.

(3)	Amount shown consists of reimbursements for rental expense.

(4)	Amount shown consists of a one-time discretionary cash bonus of paid in connection with our acquisition of 2ergo Americas in February 2012.

(5)	Amount shown consists of a one-time discretionary cash bonus of paid in connection with our acquisition of SmartReply in June 2011.

Grants of Plan-Based Awards

The following table sets forth information regarding grants of compensation in the form of plan-based awards made during 2012 to the named executive officers:

		Estimated Future Payouts Under Non-Equity Incentive Plan Award(s)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards($)(3)
Name	Grant Date	Target($)(1)
James A. Milton	—	$180,000	—	—	—
	3/19/12	—	21,875	$3.05	$39,524
	3/19/12	—	28,125	3.05	50,816

Mark D. Friedman	—	105,000	—	—	—
	3/19/12	—	28,327	3.05	51,181
	3/19/12	—	6,673	3.05	12,057

Robert C. Leahy	—	130,000	—	—	—
	3/19/12	—	15,333	3.05	27,704
	3/19/12	—	34,667	3.05	62,636

(1)	Indicates the target amounts under the 2012 Management Cash Compensation Plan. For amounts actually earned during 2012, see the “Non-Equity Incentive Plan Compensation” column under “— Summary Compensation Table” above. For a description of the 2012 Management Cash Compensation Plan, see “— 2012 Management Cash Compensation Plan” below.

(2)	Each stock option was granted with an exercise price equal to the fair market value of our common stock on the grant date.

(3)	The amounts shown represent compensation expense recognized for financial statement purposes under ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of the assumptions relating to our valuations of the stock awards (restricted stock units) and option awards, see notes 2 and 7 to the financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on March 4, 2013. These amounts reflect our accounting expense for these stock awards and stock options and do not correspond to the actual value that may be recognized by the named executive officers.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding option awards and stock awards (restricted stock units) held as of December 31, 2012 by the named executive officers.

	Number of Securities Underlying Unexercised Options			Option Exercise Price($)(2)	Option Expiration Date	Shares or Units of Stock That Have Not Vested
Name	Exercisable(#)		Unexercisable(#)(1)			Number(#)(1)		Market Value($)(#)
James A. Milton	58,823	(4)	—	$1.70	4/30/19	—		—
	116,177	(4)	—	1.70	4/30/19	—		—
	334,437	(4)	14,094	1.70	4/30/19	—		—
	117,646	(4)	58,823	1.70	4/30/19	—		—
	37,983	(5)	17,267	3.04	3/07/20	—		—
	9,375	(6)	12,500	3.05	3/18/22	—		—
	—	(6)	28,125	3.05	3/18/22	—		—
	—		—	—	—	12,454	(7)	$35,992
Mark D. Friedman	82,500	(5)	—	6.90	12/18/17	—		—
	65,000	(6)	—	2.50	9/07/18	—		—
	10,000	(8)	4,167	2.06	5/25/19	—		—
	25,833	(9)	—	2.06	5/25/19	—		—
	7,500	(10)	7,500	3.00	12/08/19	—		—
	15,000	(11)	—	3.00	12/08/19	—		—
	4,932	(12)	6,177	3.04	3/07/20	—		—
	8,641	(13)	—	3.04	3/07/20	—		—
	17,708	(14)	32,292	2.30	7/31/21	—		—
	386	(6)	27,941	3.05	3/18/22	—		—
	6,176	(6)	497	3.05	3/18/22	—		—
	—		—	—	—	3,782	(7)	10,930
Robert C. Leahy	59,319	(6)	—	1.01	9/07/16	—		—
	99,434	(6)	—	1.01	9/07/16	—		—
	26,400	(5)	—	8.70	2/28/17	—		—
	30,000	(6)	—	4.85	3/16/18	—		—
	43,000	(6)	5,000	2.06	5/25/19	—		—
	22,500	(6)	7,500	3.00	12/08/19	—		—
	16,035	(6)	7,619	3.04	3/07/20	—		—
	696	(6)	—	3.04	3/07/20	—		—
	10,952	(15)	32,292	2.30	7/31/22	—		—
	6,756	(15)	—	2.30	7/31/22	—		—
	9,375	(6)	5,958	3.05	3/18/22	—		—
	—		34,667	3.05	3/18/22	—		—
	—		—	—	—	4,657	(7)	13,459

(1)	For each of the awards, 25% of the then-unvested shares will vest upon a merger or consolidation effecting a change in control, a sale of all or substantially all of our assets, or a sale of a majority of our outstanding voting securities. As of December 31, 2012, each of the named executive officers was party to an agreement under which the unvested shares subject to these awards will vest in full if (a) appropriate arrangements are not made for the continuation of the awards following a change in control or (b) the officer’s employment is terminated by us without cause, or by the officer for specified reasons, within 6 months after a change in control. See “— Executive Compensation Agreements — Change in Control Agreements” below.

(2)	Each stock award was granted with an exercise price equal to the fair market value of our common stock on the grant date.

(3)	Market values are calculated based on the closing market price of common stock as reported on The NASDAQ Global Market on December 31, 2012, which was $2.89 per share.

(4)	25% of the shares vested on the first anniversary of the grant date, and the balance vests in equal monthly installments over the following 3 years.

(5)	25% of the shares vested on the first anniversary of the grant date, and the balance vests in equal monthly installments over the following 3 years.

(6)	Shares vest in 48 equal monthly installments.

(7)	Shares vest in 16 equal quarterly installments.

(8)	Shares vest in 17 equal quarterly installments, beginning on January 26, 2012.

(9)	Shares vest in 31 equal monthly installments.

(10)	Shares vest in 24 equal monthly installments, beginning on January 9, 2012.

(11)	Shares vest in 24 equal monthly installments.

(12)	Shares vest in 27 equal monthly installments, beginning on January 8, 2012.

(13)	Shares vest in 21 equal monthly installments.

(14)	18.75% of the shares vested on April 8, 2012, and the balance vests in equal monthly installments over the following 3 years.

Option Exercises and Stock Awards Vested in Fiscal Year 2012

None of our named executive officers exercised stock options during 2012.

The following table provides information regarding stock awards (restricted stock units) held by the named executive officers that vested during 2012. The stock awards were granted on March 8, 2010.

	Stock Awards
Name	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(1)
James A. Milton	27,396	$79,174
Mark D. Friedman	8,318	24,039
Robert C. Leahy	10,243	29,602

(1)	Value realized is calculated by multiplying the number of shares vested on a date during 2012 by the closing market price of common stock as reported on The NASDAQ Global Market on such date. These amounts do not correspond to the actual value that may be recognized by the officers.

Equity Compensation Plans

We have two equity compensation plans. Our 2000 Stock Option Plan was adopted in July 2000. Following the completion of our initial public offering in November 2007, no additional shares may be issued under the 2000 Stock Option Plan other than pursuant to stock options then outstanding. Our 2007 Stock Incentive Plan became effective upon completion of our initial public offering. As of December 31, 2012, stock options were outstanding pursuant to these plans to purchase up to a total of 3,470,329 shares of common stock at a weighted average exercise price of $2.64 per share. Under these outstanding stock options, a total of 2,578,889 shares had vested as of December 31, 2012 and had a weighted average exercise price of $2.64 per share.

2007 Stock Incentive Plan

As of December 31, 2012, stock options were outstanding under the 2007 Stock Incentive Plan to purchase up to 3,031,352 shares of common stock and 1,787,917 shares of common stock were available for future grant. The number of shares available for future grant is subject to increase to the extent any shares of common stock subject to awards outstanding under the 2000 Stock Option Plan expire, terminate, or are otherwise surrendered, canceled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right. In addition, the 2007 Stock Incentive Plan contains an “evergreen” provision, which provides for an annual increase in the number of shares available for issuance under the plan on January 1 of each year from 2009 through 2017. The annual increase in the number of shares of common stock will equal the least of:

•	1,500,000;

•	5% of the number of shares outstanding as of such date; and

•	a number determined by the board of directors.

Under this provision, the number of shares available for grant under the 2007 Stock Incentive Plan increased by 824,918 shares as of January 1, 2013 and, as a result, a total of 2,612,835 shares were available for future grant under the 2007 Stock Incentive Plan as of that date.

The compensation committee administers the 2007 Stock Incentive Plan. The 2007 Stock Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights and other stock-based awards. Our executive officers, employees, consultants, advisors and directors, and those of any of our subsidiaries, are eligible to receive awards under the 2007 Stock Incentive Plan. Under present law, however, incentive stock options qualifying under Section 422 of the Internal Revenue Code may only be granted to employees.

Stock options entitle the holder to purchase a specified number of shares of common stock at a specified price, subject to the other terms and conditions contained in the option grant. The compensation committee will determine the recipients of stock options and with respect to each stock option granted:

•	the number of shares subject to the stock option;

•	the exercise price of the stock option, which may be no less than the fair market value of the common stock on the grant date;

•	the vesting schedule of the stock option;

•	the duration of the stock option; and

•	the manner of payment of the exercise price of the stock option.

Restricted stock awards entitle the recipient to acquire shares of common stock, subject to our right to repurchase all or part of the shares from the recipient in the event the conditions specified in the award are not satisfied. The compensation committee will determine the recipients of restricted stock awards and with respect to each restricted stock award granted:

•	the number of shares subject to the restricted stock award;

•	the purchase price, if any, of the restricted stock award;

•	the vesting schedule of the restricted stock award; and

•	the manner of payment of the purchase price, if any, for the restricted stock award.

No award may be granted under the 2007 Stock Incentive Plan after July 31, 2017, but the vesting and effectiveness of awards granted before that date may extend beyond that date.

2000 Stock Option Plan

As of December 31, 2012, stock options were outstanding under the 2000 Stock Option Plan to purchase up to 438,977 shares of common stock. No additional shares may be issued under the 2000 Stock Option Plan other than pursuant to stock options outstanding when our initial public offering was completed in November 2007.

401(k) Plan

We maintain a deferred savings retirement plan for employees that is intended to qualify as a tax-qualified plan under Section 401 of the Internal Revenue Code. Contributions to the deferred savings retirement plan are not taxable to employees until withdrawn from the plan. The deferred savings retirement plan provides that each participant may contribute his or her pre-tax compensation, up to a statutory limit ($17,000 in 2012). For employees 50 years of age or older, an additional catch-up contribution ($5,500 in 2012) is allowed. Under the plan, each employee is fully vested in his or her deferred salary contributions. We may make discretionary contributions subject to established limits and a vesting schedule, but have not made any such contributions to date.

2012 Management Cash Compensation Plan

On August 2, 2012, the board of directors adopted and approved a 2012 management cash compensation plan, or the Compensation Plan, for the following executive officers, or the Plan Executives:

•	James A. Milton, President and Chief Executive Officer;

•	Robert C. Leahy, Chief Operating Officer and Chief Financial Officer;

•	Mark D. Friedman, Executive Vice President and General Manager, Mobile Services Business Unit, and Chief Marketing and Business Development Officer; and

•	Timothy R. Segall, Chief Technology Officer.

In December 2011 the compensation committee considered and approved, subject to board approval, an initial version of the Compensation Plan that was based on our board-approved 2012 operating plan. In March 2012, before the board had considered the initial version of the compensation plan, the compensation committee determined it was appropriate to modify the initial version of the Compensation Plan in order to give effect to reflect (a) the board-approved operating plan for 2ergo Americas, which we acquired in February 2012, and (b) increased legal fees due to new litigation activity. The Compensation Plan, which reflects those modifications, was reviewed and approved, subject to board approval, by the compensation committee in March 2012, and then approved by the board on August 2, 2012. The principal terms of the Compensation Plan are summarized below.

The Compensation Plan has two components: base salary and variable performance-based bonuses. In establishing the participants’ base salary and bonus levels for 2012, the compensation committee reviewed information provided by an independent executive compensation consulting firm for purposes of establishing 2012 compensation for the Plan Executives, together with updates of that information prepared by management at the request of the compensation committee. The recommended 2012 base salaries and bonus levels were based on a number of factors, including a comparison of base salaries and bonuses for comparable positions at the peer companies, the responsibilities of the position, the experience of the Plan Executives and the required knowledge of the Plan Executives.

Base Salaries

The 2012 annual base salaries of the Plan Executives as established under the Compensation Plan were as follows:

•	James A. Milton, $340,000;

•	Robert C. Leahy, $265,500;

•	Mark D. Friedman, $257,500; and

•	Timothy R. Segall, $257,500.

Variable Performance-Based Compensation

The aggregate target bonus amount established under the Compensation Plan for all participants was $415,000.

The portion of the aggregate target bonus payable to all Plan Executives was based upon components for revenue (33%), pro forma operating income (33%) and strategic initiatives and goals (34%).

•

The revenue component of the bonus target was to be earned on an annual basis and computed in accordance with a schedule approved by the Compensation Committee, which schedule was required to provide that the revenue component would be payable in full if and only if revenue for 2012 equaled or exceeded the amount of revenue reflected in our operating plan for 2012.

•

Pro forma operating income was defined as operating income determined in accordance with U.S. GAAP, plus (a) the total amount of expense recorded in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, (b) the total amount of amortization of intangibles recorded in accordance with U.S. GAAP and (c) the total amount of expense recorded in accordance with U.S. GAAP as a result of the pro forma operating income component of the Compensation Plan. The pro forma operating income component of the bonus target was to be earned on an annual basis and computed in accordance with a schedule approved by the Compensation Committee, which schedule was required to provide that the pro forma operating income component would be payable in full if and only if pro forma operating income for 2012 equaled or exceeded the amount of operating income reflected in our operating plan for 2012 plus $136,950 (the maximum amount of the pro forma operating income component of the Compensation Plan).

The portion of the aggregate bonus target payable to all plan executives was to be allocated among the Plan Executives in accordance with the following percentages:

•	James A. Milton, 43.37% (maximum of $180,000);

•	Robert C. Leahy, 31.33% (maximum of $130,000); and

•	Timothy R. Segall, 25.30% (maximum of $105,000).

Bonus amounts payable under the Compensation Plan are due within 30 days after the later of (a) the issuance of an audit report with respect to our consolidated financial statements for 2012 and (b) the approval by the Compensation Committee of the bonus amounts payable under the Compensation Plan.

Variable Performance-Based Bonus for CMO

The aggregate amount of the target bonus available for the Executive Vice President and General Manager, Mobile Services Business Unit, and Chief Marketing and Business Development Officer, or CMO, was $105,000, or the CMO Bonus Target.

The aggregate amount of the CMO Bonus Target payable to the CMO equaled the sum of the components for mobile services business unit revenue (50%), revenue component (20%), pro forma operating income component (20%), and strategic initiatives and goals (10%).

•

The mobile services business unit, or MSBU, revenue component was to be earned on an annual basis and computed in accordance with a schedule approved by the compensation committee, which schedule was required to provide that the MSBU revenue component be payable on a commission basis.

•

The revenue component was to be earned on an annual basis and be computed in accordance with a schedule approved by the compensation committee, which schedule was required to provide that the revenue component be payable in full if and only if revenue for 2012 equaled or exceeded the amount of revenue reflected in our operating plan for 2012.

•

Pro forma operating income is defined as operating income determined in accordance with U.S. GAAP, plus (a) the total amount of expense recorded in ASC 718, (b) the total amount of amortization of intangibles recorded in accordance with U.S. GAAP and (c) the total amount of expense recorded in accordance with U.S. GAAP as a result of the pro forma operating income component of the CMO Bonus

Target. The pro forma operating income component of the CMO Bonus Target was to be earned on an annual basis and computed in accordance with a schedule approved by the compensation committee, which schedule was required to provide that the pro forma operating income component be payable in full if and only if pro forma operating income for 2012 equaled or exceeded the amount of operating income reflected in our operating plan for 2012 plus $21,000 (the amount of the pro forma operating income component of the CMO Bonus Target).

•

The compensation committee was responsible for identifying strategic initiatives and goals and for evaluating and determining the extent to which each of those initiatives and goals was satisfied as of December 31, 2012.

Amounts payable under the CMO Bonus Target are due within 30 days after the later of (a) the issuance by our independent registered public accounting firm of an audit report with respect to our consolidated financial statements for 2012 and (b) the determination and approval by the compensation committee of the CMO Bonus Target amount payable.

2012 Actual Bonus Compensation

The bonus amounts payable under the Compensation Plan were determined in November 2012 and paid in December 2012. No amounts were earned under the revenue and pro forma operating income components of the Compensation Plan. Each of the Plan Executives earned 31% of his target bonus under the strategic initiatives and goals established by the Compensation Committee. Because the strategic initiatives and goals component represented 30% of the aggregate target bonus payable, each of the Plan Executives received a bonus amount equal to 31% of his aggregate target bonus. See the “Non-Equity Incentive Plan Compensation” column in the table under “Executive Compensation Tables — Summary Compensation Table” for the actual amounts earned by the named executive officers in 2011 under the Compensation Plan.

Executive Compensation Agreements

We entered into executive retention agreements and change in control agreements with Robert Leahy and Mark Friedman in 2008 and with James Milton in 2009.

Executive Retention Agreements

The executive retention agreement with each named executive officer generally provides that if we terminate the officer’s employment without cause (as defined below) or if the officer terminates employment for good reason (as defined below), the officer will be entitled to receive, within 30 days after the date of termination, a cash payment equal to the sum of:

•	accrued base salary, commission and vacation pay;

•

the product of (a) the officer’s annual bonus for the most recently completed fiscal year multiplied by (b) a fraction, the numerator of which will be the number of days elapsed in the then-current fiscal year through the termination date and the denominator of which will be 365; and

•

the product of (a) the officer’s highest base salary received in the 12-month period preceding the termination date plus the officer’s commission, if any, for the most recently completed fiscal year, multiplied by (b) in the case of James Milton or Robert Leahy, 1.0, or, in the case of Mark Friedman, 0.5 (unless the date of Mr. Friedman’s termination occurs within 6 months of a specified change in control event, in which case 1.0).

The executive retention agreements also provide that the named executive officers will be entitled to continue to receive, after the termination date, specified benefits for 12 months in the case of Mr. Milton and Mr. Leahy and 6 months in the case of Mr. Friedman (unless the date of Mr. Friedman’s termination occurs within 6 months of a specified change in control event, in which case 12 months).

The executive retention agreements also contain provisions applicable in the event payments due under the executive retention agreements would result in tax penalties under Sections 280G and 4999 of the Internal Revenue Code. Those Code sections generally may impose certain tax penalties on our company or a named executive officer if the amount of severance payments to the officer following a Change in Ownership or Control (as defined in the Code) exceeds certain limits. Under the provisions of each executive retention agreement, the amount of the benefits that an officer will be entitled to receive under his or her executive retention agreement will be reduced by an amount necessary to avoid triggering any penalty taxes if, and only if, the reduction would result in greater net after-tax benefits to the officer.

For purposes of the executive retention agreements, the term “cause” means termination due to a named executive officer’s willful misconduct, gross negligence or criminal misconduct in connection with the performance of his duties. The term “good reason” generally means (a) a diminution in the officer’s position, authority or responsibilities, (b) a material reduction in the officer’s compensation or benefits, or (c) a relocation of the officer to a worksite more than 50 miles from his prior location.

For more information about the terms of the executive retention agreements, please see the form of executive retention agreement filed as Exhibit 10.2 to our current report on Form 8-K filed with the SEC on April 5, 2012.

Change in Control Agreements

Summary of Principal Terms

The change in control agreement of each named executive officer generally provides that:

•

25% of the officer’s unvested stock options and awards (including restricted stock units) will accelerate and vest upon a change in control (as defined below), except that all of the unvested stock options and awards will accelerate and vest if appropriate arrangements are not made for the continuation of those stock options and awards following the change in control; and

•

all of the officer’s then-unvested stock options and awards will accelerate and vest if, within six months after a change in control, (a) the officer’s employment is terminated without cause, (b) the officer’s position, authority or responsibilities are diminished, or (c) the officer’s worksite is relocated more than 50 miles from the officer’s prior location.

For purposes of the change in control agreements, the term “change in control” means (a) our sale of all or substantially all of our assets or (b) our merger or consolidation with another entity in a transaction in which shares of our stock outstanding immediately prior to the transaction represent (or are exchanged for) less than a majority of the stock of the surviving entity. The term “cause” has the same meaning as under the executive retention agreements, as described under “— Executive Retention Agreements.”

For more information about the terms of the change in control agreements, please see (a) the form of change in control agreement with Mr. Leahy and Mr. Friedman included as Exhibit 99.2 to our current report on Form 8-K filed with the SEC on November 28, 2008 and (b) the change in control agreement with Mr. Milton included as Exhibit 10.3 to our current report on Form 8-K filed with the SEC on April 21, 2009.

Change in Control Payments Table

The following table presents the estimated benefits provided to named executive officers pursuant to various circumstances that trigger payments or provision of benefits under the change-in-control agreements described above. Payments would not be cumulative. The value of a stock option or award acceleration upon a “change in control only” is based upon acceleration of 25% of the unvested shares subject to stock options and awards outstanding as of December 31, 2012. The value of such an acceleration upon a “termination following a change in control” is based upon acceleration of all of such unvested shares, 25% of which would vest upon a change of control and the balance of which would vest upon a qualifying termination event, all as described above. The dollar values represent the amount of the benefit each of our named executive officers would have received from the acceleration of the unvested portion of the officer’s outstanding stock options and awards under our equity compensation plans, as if such event had occurred as of December 31, 2012. For outstanding stock options and awards, the benefit amount of the accelerated portion of the stock option was calculated by multiplying the number of accelerated shares by the difference between (a) $2.89, which was the per share closing price of common stock on December 31, 2012 as reported by The NASDAQ Global Market, and (b) in the case of a stock option, the exercise price of the stock option or, in the case of a stock award, $0.

Name	Triggering Event	Stock Option Acceleration($)	Severance Payment($)
James A. Milton	Change in control only	$75,089	—
	Termination following a change in control	225,268	340,000	(1)
Mark D. Friedman	Change in control only	52,717	—
	Termination following a change in control	158,152	128,750	(2)
Robert C. Leahy	Change in control only	63,535	—
	Termination following a change in control	190,605	265,500	(1)

(1)	Under his executive retention agreement, each of Messrs. Milton and Leahy will receive an additional twelve months of annual base salary and specified benefits in the event of a specified change in control event.

(2)	Under his executive retention agreement, Mr. Friedman will receive, in the event of a specified change in control event, (a) ($128,750, for purposes of the foregoing table) six months of annual base salary and specified benefits and (b) (an additional $128,750, or total of $257,500, for purposes of the foregoing table) if his employment is terminated within six months of such change in control event, an additional six months of annual base salary and specified benefits.

BOARD OF DIRECTORS

Biographical Information

The following table contains biographical information, as of March 1, 2013, together with information about the specific and particular experience, qualifications, attributes or skills, of each of our directors.

Vernon Lobo

Mr. Lobo has served as one of our directors since 2000. He is a member of the audit committee and chairs the compensation committee. Since 1997, Mr. Lobo has served as a Managing Director of Mosaic Venture Partners, a venture capital firm. Mr. Lobo is a director of: AirIQ Inc., a Canadian Venture Exchange–listed provider of wireless GPS tracking solutions; Cyberplex Inc., a Toronto-listed Internet strategy, marketing and website development company; and Tecsys Inc., a Toronto Stock Exchange-listed supply chain management software company. He is 48 years old.

Mr. Lobo provides the board with substantial, critical knowledge in building companies into mature, profitable enterprises. Mr. Lobo’s experience prior to becoming a venture capitalist —including serving as a company founder, management consultant and software developer — has provided him with significant capabilities in operational, financial and strategic planning matters. His understanding of board functions and roles is informed by more than 17 years of experience as a director and chair of a public company and as a member of audit and compensation committees of both public and private companies.

James A. Milton

Mr. Milton has served as our President and Chief Executive Officer and one of our directors since May 2009. For biographical information about Mr. Milton, please see “Executive Officers.”

Mr. Milton brings to the board a strong blend of highly successful management experience and keen understanding of interactive customer communication technologies and markets. Mr. Milton’s 25 years of high technology sales, marketing and general management experience as a chief executive and chief operating officer provide the board with critical insights into the operation requirements of a public company. His deep domain expertise in interactive voice response and internet protocol messaging solutions complements the other technology backgrounds of our directors. As our chief executive officer, Mr. Milton has extensive knowledge of our business, and his participation on the board enables him to communicate his corporate vision and operational knowledge to the other directors while gaining from their input and insights.

Justin J. Perreault

Mr. Perreault has served as one of our directors since June 2005. He is a member of the audit committee and the compensation committee. Since 1999, Mr. Perreault has been a General Partner of Commonwealth Capital Ventures, a venture capital firm. Mr. Perreault is 50 years old.

Mr. Perreault provides the board with substantial, critical knowledge in building early- and mid-stage companies into mature, profitable enterprises. His contributions to the board reflect more than a decade of venture capital experience working as an investor and director of information technology companies, particularly companies with enterprise application, infrastructure software, and on-demand business models. Mr. Perreault’s experience prior to becoming a venture capitalist — including serving as chief executive and chief operating officer of a publicly traded software company and as a management and investment consultant — has provided him with significant capabilities in operational, financial and strategic planning matters.

Eileen Rudden

Ms. Rudden has served as one of our directors since May 2008. She has served as the board chair since May 2009 and is a member of the compensation committee and nominating and corporate governance committee. She is the founder of Sankaty Growth Partners and is a private investor. She is the co-founder of Learn Launch and LearnLaunchX, an ed tech accelerator. From January 2010 to September 2011, she served as Chief Officer, College and Career Preparation of the Chicago Public Schools. From 2003 to 2007, Ms. Rudden served as Vice President and General Manager, Communications Applications and Vice President and General Manager, Unified Communications at Avaya Inc., a provider of business communications solutions. Ms. Rudden is 62 years old.

Ms. Rudden provides the board with more than 25 years of technology-related executive experience, including executive experience at leading companies in the business communications software and e-mail and collaboration software industries. She has served as a director of public boards for more than ten years, and has experience as an operating executive both in the communications solutions industry and with a mid-market public software company. The breadth of her experience in board, executive and administrative leadership positions, together with her understanding of the communication and other technology industries, provides her with a wealth of procedural and substantive experience on which she draws in serving as our board chair. Similarly, Ms. Rudden’s combination of managerial and board experience makes her particularly qualified to address executive compensation and corporate governance issues as a member of the compensation committee and the nominating and corporate governance committee.

Rodger Weismann

Mr. Weismann has served as one of our directors since 2012. He chairs the audit committee. Since August 2010, Mr. Weismann has provided consulting and advisory services to technology companies. Mr. Weismann was a Senior Vice President and the Chief Financial Officer of Phase Forward Incorporated, a NASDAQ-listed provider of data management solutions for clinical trials and drug safety, from 2004 until April 2009, and he served as an advisor to the chief executive officer of Phase Forward from April 2009 until Phase Forward’s acquisition by Oracle in August 2010. He is 71 years old.

Mr. Weismann was identified to serve as one of our directors due to his prior operating, financial and accounting experience as a senior executive at several publicly traded companies, including Phase Forward, and as a certified public accountant. He has extensive experience as a senior financial officer in several software and services companies, both public and private, and many in growth environments. Mr. Weismann also provides the board with significant capabilities in risk management, accounting issues, merger and acquisition transactions, strategic planning, and international issues.

None of the directors is related by blood, marriage or adoption to any of our other directors or executive officers. None of the directors is party to an arrangement or understanding with any person pursuant to which the nominee is to be selected or nominated for election as a director.

Board Composition

The board of directors currently consists of seven members. In accordance with the terms of our charter and by-laws, the board is divided into three classes, whose members serve for staggered three-year terms.

•	The Class I directors consist of Justin Perreault and Eileen Rudden. Their terms will expire at our annual meeting of the stockholders to be held in 2014.

•	The Class II directors consist of Vernon Lobo, James Milton and Rodger Weismann. Their terms will expire at our annual meeting of the stockholders to be held in 2015.

•	The Class III directors consist of William Geary and Jill Smith. Their terms will expire at the annual meeting.

Directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal. Our charter and by-laws provide that directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors.

Our charter provides that the authorized number of directors may be changed only by resolution of the board, subject to the rights of any holders of any series of preferred stock. Any additional directorships resulting from an increase in the number of directors will be distributed between the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The classification of the board may have the effect of delaying or preventing changes in our control or management.

Director Attendance at Board Meetings

The board of directors met 5 times during 2012, either in person or by teleconference. Each incumbent director attended at least 75% of the meetings of the board held in 2012 during the period in which such person was a director.

Board Committees

The board of directors has established three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. Each committee operates under a charter that has been approved by the board. Current copies of each committee’s charter are posted on the “Investor Relations — Corporate Governance” section of our website, www.soundbite.com. Our website and its contents are not incorporated into this proxy statement. All of the members of each of these standing committees are independent as defined under the rules of The NASDAQ Stock Market and, in the case of the audit committee, satisfy the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act.

Audit Committee

The members of the audit committee are Vernon Lobo, Justin Perreault and Rodger Weismann. Mr. Weismann chairs the audit committee. The composition of the audit committee will continue after the annual meeting as currently in effect, with Mr. Weismann continuing as the chair. The audit committee, on behalf of the board of directors, has determined that Mr. Weismann is an “audit committee financial expert” as defined in applicable SEC Rules. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of the registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

•	reviewing and discussing our annual and quarterly financial statements and related disclosures with management and the registered public accounting firm;

•	monitoring our internal control over financial reporting, disclosure controls and procedures, and code of business conduct and ethics, and overseeing risk management;

•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, registered public accounting firm and management; and

•	reviewing and approving or ratifying any related-person transactions.

The audit committee met 5 times during 2012, either in person or by teleconference. During 2012, each member of the audit committee attended at least 75% of the meetings of the committee held during the period in which such director was a member of the audit committee.

Compensation Committee

The members of the compensation committee are Vernon Lobo, Justin Perreault and Eileen Rudden. Mr. Lobo chairs the compensation committee. The composition of the compensation committee will continue after the annual meeting as currently in effect, with Mr. Lobo continuing as the chair. The purpose of the compensation committee is to discharge the responsibilities of the board of directors relating to compensation of the executive officers. Specific responsibilities of the compensation committee include:

•	annually reviewing and approving corporate goals and objectives relevant to chief executive officer compensation;

•	reviewing and approving, or making recommendations to the board with respect to, the compensation of the chief executive officer and other executive officers;

•	overseeing an evaluation of executive officers;

•	overseeing and administering cash and equity incentive plans; and

•	reviewing and making recommendations to the board with respect to director compensation.

The compensation committee met 4 times during 2012, either in person or by teleconference. During 2012, each member of the compensation committee attended at least 75% of the meetings of the committee held during the period in which such director was a member of the compensation committee.

Nominating and Corporate Governance Committee

The members of the nominating and corporate governance committee are William Geary, Eileen Rudden and Jill Smith. Ms. Smith chairs this committee. If Mr. Geary and Ms. Smith are re-elected at the annual meeting, the composition of the nominating and corporate governance committee will continue after the annual meeting as currently in effect, with Ms. Smith continuing as the chair of the committee. The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become members of the board of directors;

•	recommending to the board the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the board corporate governance principles; and

•	overseeing an annual evaluation of the board.

The nominating and corporate governance committee met 5 times during 2012, either in person or by teleconference. During 2012, each member of the nominating and corporate governance committee attended at least 75% of the meetings of the committee held during the period in which such director was a member of the nominating and corporate governance committee.

Audit Committee Report

This report of the audit committee is required by the SEC and, in accordance with the rules of the SEC, shall not be deemed to be (a) part of, or incorporated by reference by any general statement incorporating by reference this proxy statement into, any filing under the Securities Act or the Securities Exchange Act, except to the extent that SoundBite specifically incorporates this report by reference, or (b) “soliciting material” or “filed” under the Securities Act or the Securities Exchange Act.

The audit committee has met and held discussions with management and representatives of Deloitte & Touche LLP, SoundBite’s independent registered public accounting firm. Management has represented to the audit committee that SoundBite’s financial statements for the year ended, and as of, December 31, 2012 were prepared in accordance with U.S. generally accepted accounting principles, and the audit committee has reviewed and discussed the financial statements with management and representatives of Deloitte & Touche. The audit committee also has discussed with representatives of Deloitte & Touche the matters required to be discussed with the Audit Committee by Public Company Accounting Oversight Board (United States) Audit Standard AU Section 380 Communication with Audit Committees and Rule 2-07 of SEC Regulation S-X.

The audit committee has received from Deloitte & Touche the written disclosures and the letter required by Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, of the Public Company Accounting Oversight Board (United States), and the audit committee has discussed with Deloitte & Touche that firm’s independence.

Based upon the audit committee’s discussions with management and representatives of Deloitte & Touche and its review of representations of management and the report of Deloitte & Touche to the audit committee, the audit committee recommended to the board of directors that the audited financial statements be included in SoundBite’s annual report on Form 10-K for the fiscal year ended December 31, 2012.

By the Audit Committee of the

Board of Directors of

SoundBite Communications, Inc.

Rodger Weismann (Chair)

Vernon F. Lobo

Justin J. Perreault

DIRECTOR COMPENSATION

Compensatory Arrangements with Outside Directors

Pursuant to our Compensatory Arrangements with Outside Directors, each outside director (as defined) is entitled to the following:

•	an annual retainer fee of $25,000 for service on the board;

•	additional annual retainer fees for board committee service as follows:

Board chair	$15,000
Chair of audit committee	10,000
Other members of audit committee	3,000
Chair of compensation committee	7,500
Other members of compensation committee	3,000
Chair of nominating and corporate governance committee	5,000
Other members of nominating and corporate governance committee	3,000

•	a meeting fee of $1,000 for each meeting of the board, the audit committee, the compensation committee or the nominating and corporate governance committee attended in person or by telephone; and

•

the grant, as of each annual stockholder meeting, of a stock option exercisable to purchase 14,500 shares of common stock at a price equal to the fair market value of the common stock on the grant date.

In addition, upon the initial election of an outside director to the board, the new outside director is entitled to receive a stock option exercisable to purchase 29,000 shares of common stock at a price equal to the fair market value of the common stock on the grant date.

On December 13, 2011, the nominating and corporate governance committee approved an amendment to the Compensatory Arrangements with Outside Directors that, effective as of January 1, 2012, revised the definition of “outside director” to mean any non-employee director. Currently, each of William Geary, Vernon Lobo, Justin Perreault, Eileen Rudden, Jill Smith and Rodger Weismann is entitled to receive director compensation and only James Milton is not entitled to receive compensation for his services as a director.

2012 Director Compensation

The following table provides information regarding director compensation for 2012. No other director received any compensation for serving on the board of directors or board committees in 2012.

Name	Fees Earned or Paid in Cash($)	Option Awards($)(1)	Total($)
Eric R. Giler	$21,434	$20,293	$41,727
Vernon F. Lobo	49,082	20,293	69,375
Eileen M. Rudden	57,298	20,293	77,591
Jill D. Smith	18,984	17,841	36,825
Justin J. Perreault	45,000	12,644	57,644
James A. Goldstein	28,355	12,644	40,999
Rodger Weismann	28,828	25,678	54,506
Regina O. Sommer	18,301	7,648	25,949
William A. Geary	7,645	3,972	11,617

(1)	The amounts shown represent compensation expense recognized for financial statement purposes under ACS Topic 718. Pursuant to SEC rules, the amounts shown exude the impact of estimated forfeitures related to service-based vesting conditions. Each stock option was granted with an exercise price equal to the fair market value of the common stock on the grant date. For a discussion of the assumptions relating to our valuations of the stock options, see notes 2 and 8 to the financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on March 4, 2013. These amounts reflect our accounting expense for these stock options and do not correspond to the actual value that may be recognized by the directors. As of December 31, 2012:

•	Mr. Giler held options to purchase 91,520 shares at a weighted average exercise price of $1.84 per share, of which all shares had vested.

•	Mr. Lobo held options to purchase 58,000 shares at an exercise price of $2.59 per share, of which 43,500 shares had vested.

•	Ms. Rudden held options to purchase 81,500 shares at an exercise price of $2.68 per share, of which 67,000 shares had vested;

•	Ms. Smith held options to purchase 29,000 shares at an exercise price of $2.43 per share, of which 12,083 have vested;

•	Mr. Perreault held options to purchase 14,500 shares at an exercise price of $2.40 per share, of which no shares have vested;

•	Mr. Goldstein held no options to purchase shares;

•	Mr. Weismann held options to purchase 29,000 shares at an exercise price of $2.40 per share, of which 16,916 shares have vested;

•	Ms. Sommer held no options to purchase shares; and

•	Mr. Geary held options to purchase 14,500 shares at an exercise price of $2.32 per share, of which 2,416 have vested.

CORPORATE GOVERNANCE

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of stockholders. The board of directors implemented a number of corporate governance policies and practices in connection with our initial public offering in 2007. It reviews those policies and practices periodically in order to compare our policies and practices to those suggested by various authorities in corporate governance and those adopted by other public companies. Those reviews also are intended to confirm that the policies and practices comply with new and emerging interpretations and practices relating to the Sarbanes-Oxley Act of 2002, corporate governance-related rules of the SEC, and the listing standards of The NASDAQ Global Market.

This section describes key corporate governance guidelines and practices that we have adopted. You can access our current committee charters, corporate governance guidelines, and code of business conduct and ethics in the “Investor Relations — Corporate Governance” section of our website located at www.soundbite.com or by writing to our Investor Relations Department at our principal executive offices at 22 Crosby Drive, Bedford, Massachusetts 01730, telephone: (781) 897-2500. Our website and its contents are not incorporated into this proxy statement.

Corporate Governance Guidelines

The board of directors has adopted corporate governance guidelines to assist the board in the exercise of its duties and responsibilities and to serve the best interests of our company and stockholders. These guidelines establish a framework for the conduct of the board’s business and in particular provide that:

•	the board’s principal responsibility is to oversee the management of our company;

•	a majority of the members of the board shall be independent directors;

•	the independent directors shall meet regularly in executive session;

•	directors shall have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors shall participate in an orientation program, and all directors shall participate in continuing director education on an ongoing basis; and

•	at least annually, the board and its committees shall conduct self-evaluations to determine whether they are functioning effectively.

It is our policy to encourage directors and nominees for director to attend annual meetings of stockholders. All of the directors then serving attended the 2012 Annual Meeting of Stockholders.

Board Leadership Structure

The board of directors does not have a policy on whether or not the roles of chief executive officer and board chair should be separate and, if they are to be separate, whether the board chair should be selected from the non-employee directors or be an employee. The board believes that it is preferable to evaluate the appropriateness of separating these roles from time to time in light of the best interests of our company and our stockholders.

In the event that the board chair is not an independent director, the Nominating and Corporate Governance Committee may designate an independent director to serve as “Lead Director,” who shall be approved by a majority of the independent directors. Unless the board determines otherwise, an individual will serve as Lead Director for no more than three consecutive years.

The board has determined that having an independent director serve as board chair is in the best interest of stockholders at this time. This structure was implemented contemporaneously with our hiring of a new chief executive officer in May 2009. Under the board’s corporate governance guidelines, the board chair is responsible for approving the agenda for each board meeting and for determining, in consultation with the other directors, the frequency and length of board meetings. We believe that the separation of the roles of the chief executive officer and board chair has facilitated a greater role and more active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the board.

In connection with the board’s decision to elect a separate board chair in May 2009, the board reviewed and implemented a board chair position description, delineating a number of guidelines and practices for performance of the board chair duties, including specific duties relating to governance and leadership, board management, management liaison activities, stockholder communications, and director orientation and education.

Board Determination of Independence

Under Rule 4350 of The NASDAQ Marketplace Rules, a majority of a listed company’s board of directors must be comprised of independent directors within one year of listing. In addition, The NASDAQ Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act. Under Rule 4200(a)(15) of The NASDAQ Marketplace Rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board, or any other board committee: (a) accept directly or indirectly any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or (b) be an affiliated person of the listed company or any of its subsidiaries.

Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, the board has determined that none of Vernon Lobo, Justin Perreault, Eileen Rudden, Jill Smith and Rodger Weismann, representing five of our seven directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Rule 4200(a)(15) of The NASDAQ Marketplace Rules. The board also determined that Mr. Lobo, Mr. Perreault and Mr. Weismann, who comprise the audit committee, Mr. Lobo, Mr. Perreault and Ms. Rudden, who comprise the compensation committee, and Mr. Geary, Ms. Rudden and Ms. Smith, who comprise the nominating and corporate governance committee, satisfy the applicable independence standards for such committees established by the SEC and The NASDAQ Marketplace Rules. In making such determinations, the board considered the relationships that each such non-employee director has with our company and all other facts and circumstances the board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Director Nomination Process

The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes requests to directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the nominating and corporate governance committee and the board of directors.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the nominating and corporate governance committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The board’s corporate governance guidelines specify that the value of diversity on the board should be considered by the nominating and corporate governance committee in the director identification and nomination process. The nominating and corporate governance committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. The board believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than five percent of the common stock for at least a year as of the date such recommendation is made, to the nominating and corporate governance committee in care of SoundBite Communications, Inc., 22 Crosby Drive, Bedford, Massachusetts 01730, Attention: Secretary. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or the board. See “Proposals — Stockholder Proposals for 2014 Annual Meeting.”

Communicating with Independent Directors

The board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The director serving as chair of the nominating and corporate governance committee, with the assistance of our chief financial officer, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as such director considers appropriate.

Under procedures approved by a majority of our independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chief financial officer considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board should address such communications to the board in care of SoundBite Communications, Inc., 22 Crosby Drive, Bedford, Massachusetts 01730, Attention: Secretary.

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee are Vernon Lobo, Justin Perreault and Eileen Rudden. None of Mr. Lobo, Mr. Perreault or Ms. Rudden has ever been an officer or employee of our company or any subsidiary of ours or had any relationship with us during 2012 requiring disclosure under Item 404 of Regulation S-K of the SEC.

None of the executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a member of our board of directors or our compensation committee.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to directors, officers and employees, including the principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. You can access our code of business conduct and ethics in the “Corporate Governance” section of our website located at www.soundbite.com. We post on our website all disclosures required by law or The NASDAQ Global Market listing standards concerning any amendments to, or waivers from, any provision of the code. Our website and its contents are not incorporated into this proxy statement.

LIMITATION OF LIABILITY AND INDEMNIFICATION

Our charter limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware corporation law. The charter provides that no director will have personal liability to us or to stockholders for monetary damages for breach of fiduciary duty or other duty as a director. These provisions do not, however, eliminate or limit the liability of any of the directors for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

Any amendment or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim arising prior to such amendment or repeal. If the Delaware corporation law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the directors will be further limited to the greatest extent permitted by the Delaware corporation law.

The charter also provides that we must indemnify directors and officers in certain circumstances. In addition, we have entered into separate indemnification agreements with each of the directors and executive officers that may be broader than the indemnification provisions contained in the charter. These indemnification agreements may require us, among other things, to indemnify directors and executive officers for expenses (including attorneys’ fees), judgments, fines and settlement amounts paid or incurred by a director or executive officer in any action or proceeding arising out of his or her service as a director or executive officer. We believe these provisions and agreements are important in attracting and retaining qualified individuals to serve as directors and executive officers.

We maintain director and officer insurance providing for indemnification of our directors and officers for certain liabilities, including certain liabilities under the Securities Act. We also maintain a general liability insurance policy that covers certain liabilities of directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

There is no pending litigation or proceeding involving any director or executive officer to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

RELATED-PARTY TRANSACTIONS

The following discussion relates to certain transactions that involve both our company and one of our executive officers, directors, director nominees or five-percent stockholders, each of whom we refer to as a “related party.” For purposes of this discussion, a “related-party transaction” is a transaction, arrangement or relationship in which we participate, that involves an amount in excess of $120,000; and in which a related party has a direct or indirect material interest.

From January 1, 2012 through March 31, 2013, there were no related-party transactions, except for the compensation arrangements described under “Executive Compensation” and “Director Compensation.”

The board of directors has adopted written policies and procedures for the review of any related-party transaction. If a related party proposes to enter into a related-party transaction, the related party must report the proposed related-party transaction to the chief financial officer. The policy calls for the proposed related-party transaction to be reviewed and, if deemed appropriate, approved by the audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the related-party transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related-party transaction. The policy also permits the chair of the audit committee to review and, if deemed appropriate, approve proposed related-party transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related-party transactions that are ongoing in nature will be reviewed annually.

A related-party transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related party’s interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•	the related party’s interest in the related-party transaction;

•	the dollar value of the amount involved in the related-party transaction;

•	the dollar value of the amount of the related party’s interest in the transaction;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information that would be material to investors in light of the circumstances of the transaction.

The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is in or is not inconsistent with our best interests. The audit committee may impose any conditions on the related-party transaction that it deems appropriate.

In addition, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related parties and, therefore, are not related-party transactions for purposes of the policy:

•

interests arising solely from the related party’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related party and all other related parties own in the aggregate less than a 10% equity interest in such entity, (b) the related party and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction is less than the greater of $200,000 and 5% of the annual gross revenues of the company receiving payment in the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee.

STOCK OWNERSHIP

Directors, Officers and Principal Stockholders

The following table sets forth information with respect to the beneficial ownership of common stock as of February 15, 2013 for:

•	each beneficial owner of more than five percent of the outstanding common stock;

•	each of the directors, director nominees and named executive officers; and

•	all of the directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days after February 15, 2013. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Percentage ownership calculations are based on 16,499,674 shares outstanding as of February 15, 2013. Addresses of individuals are in care of SoundBite Communications, Inc., 22 Crosby Drive, Bedford, Massachusetts 01730.

Name and Address of Beneficial Owner	Outstanding Shares Beneficially Owned	Right to Acquire Within 60 Days of Feb. 15, 2013	Total Shares Beneficially Owned	Percentage
5% Stockholders:
North Bridge Venture Partners	4,736,509	—	4,736,509	28.7%
950 Winter Street, Suite 4600 Waltham, MA 02451
Commonwealth Capital Ventures	1,688,916	—	1,688,916	10.2
950 Winter Street, Suite 4100 Waltham, MA 02451
Needham Asset Management, LLC	1,350,000	—	1,350,000	8.2
445 Park Avenue New York, NY 10022
Emancipation Capital, LP	866,824	—	866,824	5.3
825 Third Avenue, 33rd Floor New York, NY 10022
Directors, Director Nominees and Executive Officers:
William J. Geary	4,736,509	—	4,736,509	28.7
Justin J. Perreault	1,688,916	—	1,688,916	10.2
James A. Milton	159,800	746,744	906,544	5.3
Timothy R. Segall	201,883	214,534	416,417	2.5
Robert C. Leahy	10,241	343,030	353,271	2.1
Mark D. Friedman	10,640	259,868	270,508	1.6
Jill D. Smith	—	19,333	19,333		*
Eileen M. Rudden	12,830	67,000	79,830		*
Vernon F. Lobo	39,303	43,500	82,803		*
Rodger Weismann	—	26,583	26,583		*
All executive officers and directors as a group (10 persons)	6,860,122	1,720,592	8,580,714	47.1%

*	Less than one percent.

Shares reflected as beneficially owned by North Bridge Venture Partners and by Mr. Geary consist of 4,736,509 shares of common stock held North Bridge Venture Partners IV-A, L.P., and 1,525,689 shares held by North Bridge Venture Partners IV-B, L.P. North Bridge Venture Management IV, L.P. as the General Partner of North Bridge Venture Partners IV-A, L.P. and North Bridge Venture Partners IV-B, L.P. has voting and investment control of the 4,736,509 shares held in the aggregate by North Bridge Venture Partners IV-A, L.P. and North Bridge Venture Partners IV-B, L.P. NBVM GP, LLC, the General Partner of North Bridge Venture Management IV, L.P., and its individual managers, Edward T. Anderson and Richard A. D’Amore, share voting and dispositive power with respect to such 4,736,509 shares. Mr. Geary, as a General Partner of North Bridge Venture Partners IV-A, L.P. and North Bridge Venture Partners IV-B, L.P., may be deemed to share voting and dispositive power with respect to such 4,736,509 shares, but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

Shares reflected as beneficially owned by Commonwealth Capital Ventures and by Mr. Perreault consist of 1,688,916 shares of common stock held by Commonwealth Capital Ventures III, L.P. and 73,805 shares of common stock held by CCV III Associates L.P. Mr. Perreault is a General Partner of Commonwealth Venture Partners III, L.P. Commonwealth Venture Partners III L.P. is the sole General Partner of Commonwealth Capital Ventures III L.P. and CCV III Associates, L.P. Mr. Perreault, Michael Fitzgerald, Jeffrey M. Hurst and R. Stephen McCormack, Jr. are the individual General Partners of Commonwealth Venture Partners III L.P. Mr. Perreault disclaims beneficial ownership of all of the shares held by Commonwealth Capital Ventures except to the extent of his pecuniary interest therein.

As reported in a Schedule 13G filed with the SEC on February 14, 2013, each of Needham Asset Management, LLC, Needham Investment Management L.L.C., and George A. Needham may be deemed to share voting and dispositive power over the 1,350,000 shares reflected in the table as beneficially owned by Needham Asset Management, LLC. Needham Asset Management LLC acts as the managing member of Needham Investment Management L.L.C., which serves as investment advisor to various series of the Needham Funds, Inc. and the general partners to certain investment funds that hold the shares of common stock held by Needham Investment Management L.L.C. Mr. Needham is a control person of Needham Asset Management, LLC, and may be deemed to beneficially own all of the shares held by Needham Asset Management, LLC.

As reported in a Schedule 13G/A filed with the SEC on March 1, 2013, each of Emancipation Capital, LP, Emancipation Capital, LLC, Emancipation Capital Master, Ltd., and Charles Frumberg may be deemed to share voting and dispositive power over the 866,824 shares reflected in the table as beneficially owned by Emancipation Capital, LP. Emancipation Capital, LLC acts as the general partner of Emancipation Capital, LP and has voting and dispositive power over the shares held by Emancipation Capital, LP; Mr. Frumberg is the managing member of Emancipation Capital LLC. Emancipation Management LLC acts as the investment manager of Emancipation Master Ltd., and Mr.  Frumberg is the managing member of Emancipation Management LLC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires directors and executive officers, as well as stockholders beneficially owning more than ten percent of the outstanding common stock, to file with the SEC initial reports of ownership and reports of changes in ownership with respect to common stock. All of these reporting persons are required by SEC regulations to furnish us with copies of all reports they file with the SEC pursuant to Section 16(a).

Based solely on our review of the copies of such forms received by us and written representations of our directors and executive officers received by us, we believe each reporting person filed on a timely basis all of the reports required to be filed pursuant to Section 16(a) in 2012, except that Rodger Weismann inadvertently failed to timely file a report with respect to a stock option grant received in May 2012.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS

Audit and Related Fees

The following table summarizes the fees billed to us by Deloitte & Touche LLP for each of the last two years for audit services. These fees relate to professional services rendered for (a) audits of our financial statements, (b) reviews of our quarterly financial statements and (c) services related to other regulatory filings:

Fee Category	2012	2011
Audit fees	$449,438	$467,025
Tax fees	20,075	5,875

Total fees	$469,513	$472,900

“Audit fees” consist of fees for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

“Tax fees” consist of fees for tax compliance, tax advice and tax planning services.

Audit Committee Pre-Approval Policy and Procedures

The audit committee has adopted policies and practices relating to the approval of all audit and non-audit services that are to be performed by our registered public accounting firm. This policy generally provides that we will not engage our registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any pre-approval is detailed as to the particular service or type of services to be provided and is subject to a maximum dollar amount.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are SoundBite stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Direct your written request to SoundBite Communications, Inc., 22 Crosby Drive, Bedford, Massachusetts 01730, Attention: Secretary or contact Robert Leahy, our Secretary, at (781) 897-2500. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 22, 2013.

Vote by Internet
•	Go to www.envisionreports.com/SDBT
•	Or scan the QR code with your smartphone
•	Follow the steps outlined on the secure website

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3, and 1 YEAR for
Proposal 4.

1.	Election of Class III Directors:	For	Withhold		For	Withhold	+
	01 - William Geary	☐	☐	02 - Jill Smith	☐	☐

		For	Against	Abstain				For	Against	Abstain
2.	Ratification of selection Deloitte and Touche LLP as SoundBite’s independent registered public accounting firm	☐	☐	☐		3.	To approve, on an advisory basis, the compensation of SoundBite’s named executive officers	☐	☐	☐

		1 Year	2 Years	3 Years	Abstain
4.	To recommend, on an advisory basis, the frequency of future advisory votes on executive compensation	☐	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

+

2013 Annual Meeting Admission Ticket

2013 Annual Meeting of

SoundBite Communications, Inc. Stockholders

Wednesday, May 22, 2013 9:00am

SoundBite Communications

22 Crosby Drive

Bedford, MA 01730

Directions to the SoundBite Communications Corporate offices, 22 Crosby Drive, Bedford, MA are as follows. Parking is on the left, the building will be on the right side of the road, across the street from the parking lot.

From Logan International Airport

•	Upon departing Logan travel through the Sumner Tunnel.

•	At the end of the tunnel, follow signs to Route 93 North (Expressway North).

•	Continue on Route 93 to the juncture with Route 128 / 95 North and South.

•	Take 128 / 95 South and follow directions below.

From The North (Route 128)

•	From 128 / 95 South take Exit 32, Route 3 North

•	From Route 3 North, Take Exit 26, Route 62 / Bedford & Burlington (first exit).

•	At the traffic lights at the end of the exit ramp, drive through the intersection onto Crosby Drive.

•	The Crosby Corporate Center sign is approximately a half mile on the left, turn left at the sign.

From the South / West (Mass Turnpike Route 90)

•	Take 128 / 95 North to Exit 32A, Route 3 North

•	From Route 3 North, Take Exit 26, Route 62 / Bedford & Burlington (first exit).

•	At the traffic lights at the end of the exit ramp, drive through the intersection onto Crosby Drive.

•	The Crosby Corporate Center sign is approximately a half mile on the left, turn left at the sign.

From The North (Route 3)

•	From Route 3 South, take Exit 26, Route 62 / Bedford & Burlington.

•	At the end of the ramp, turn left.

•	At the 1st set of traffic lights, turn left onto Crosby Drive

•	The Crosby Corporate Center sign (numbers 20, 22, 24, 26 and 32 Crosby Drive) is approximately a half mile on the left, turn left at the sign.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — SoundBite Communications, Inc

Notice of 2013 Annual Meeting of Stockholders

22 Crosby Drive, Bedford, MA 01730

Proxy solicited by Board of Directors for Annual Meeting – May 22, 2013

The undersigned stockholder of SoundBite Communications, Inc. hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated on or about April 8, 2013, and hereby appoints James Milton and Robert Leahy, and each of them, proxies and attorneys-in-fact, with full power of substitution in each, on behalf and in the name of the undersigned, to represent the undersigned at the 2013 Annual Meeting of Stockholders of SoundBite Communications, Inc. to be held May 22, 2013 at 9:00 a.m., local time, at SoundBite’s corporate headquarters, located at 22 Crosby Drive, Bedford, Massachusetts, and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

Shares represented by this proxy will be voted as directed herein by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR William Geary, FOR Jill Smith, FOR Proposal 2, FOR Proposal 3, 1 YEAR on Proposal 4, and as a proxy holder may determine in his discretion with regard to any other matter properly brought before such Annual Meeting.